----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Halker               Gary            P. |Church & Dwight Co., Inc.                       |                                        |
|                                        |                                          (CHD) |                                        |
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  469 North Harrison Street             |  (Voluntary)          |                        |                                        |
|                                        |                       |     12/31/1998         |     Vice President and                 |
|                                        |                       |                        |     Chief Information Officer          |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |      ###-##-####      |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Princeton               NJ    08540-5297|                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|Common Stock                   |            |         |                |    |   $.0000|     10200       | D  |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |         |                |    |   $.0000|      1934       | I  |Prfit Shring/Sa     |
|                               |            |         |                |    |         |                 |    |ving Plan Trust     |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  4

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Stock Opti| $19.0000|     |         |          |          |05/23|05/23|Common Sto|      1700|          |      1700| D  |          |
|on        |         |     |         |          |          | 1993| 2000|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $28.8750|     |         |          |          |05/22|05/22|Common Sto|      1100|          |      1100| D  |          |
|on        |         |     |         |          |          | 1994| 2001|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $25.2500|     |         |          |          |05/27|05/27|Common Sto|      1400|          |      1400| D  |          |
|on        |         |     |         |          |          | 1995| 2002|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $32.2500|     |         |          |          |05/26|05/26|Common Sto|      1200|          |      1200| D  |          |
|on        |         |     |         |          |          | 1996| 2003|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $22.6250|     |         |          |          |05/25|05/25|Common Sto|      2700|          |      2700| D  |          |
|on        |         |     |         |          |          | 1997| 2004|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $17.1250|     |         |          |          |12/21|12/21|Common Sto|      5300|          |      5300| D  |          |
|on        |         |     |         |          |          | 1997| 2004|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $20.6250|     |         |          |          |04/24|04/24|Common Sto|      4600|          |      4600| D  |          |
|on        |         |     |         |          |          | 1999| 2006|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $21.6250|     |         |          |          |11/01|11/01|Common Sto|      4400|          |      4400| D  |          |
|on        |         |     |         |          |          | 1999| 2006|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Stock Opti| $27.2500|     |         |          |          |01/26|01/26|Common Sto|      5300|          |      5300| D  |          |
|on        |         |     |         |          |          | 2001| 2008|ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Phantom St|         |     |         |          |          |     |     |Common Sto|        97|          |        97| D  |          |
|ock  Units|         |     |         |          |          |     |     |ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |     (01)|     |         |          |          | (02)| (02)|          |          |          |          |    |          |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
      (01)  1-for-1
      (02)  The phantom stock units were accrued under the Church & Dwight Co., Inc. deferred compensation plan and are to be settle
            d 100% in cash at the                   discretion of the reporting person.
      (03)  Price per share range is from $28.0625 to $35.9375.







**Intentional misstatements or omissions of facts constitute Federal                    /s/Attorney-In-Fact              02/12/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                          Halker, Gary P.                           Church & Dwight Co., Inc.              12/31/1998 PAGE:  2 OF  4

----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: September 30,1998|
    to Section 16.                                                                                      |Estimated ave. burden     |
                                                                                                        |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(f) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Halker               Gary            P. |Church & Dwight Co., Inc.                       |                                        |
|                                        |                                          (CHD) |                                        |
|                                        |                                                |    Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  | X Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
|  469 North Harrison Street             |  (Voluntary)          |                        |                                        |
|                                        |                       |     12/31/1998         |     Vice President and                 |
|                                        |                       |                        |     Chief Information Officer          |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |      ###-##-####      |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|Princeton               NJ    08540-5297|                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-96)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  3 OF  4

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|Phantom St|         |12/31|    A    |        99|          |     |     |Common Sto|        99|          |        99| D  |          |
|ock  Units|         | 1998|         |          |          |     |     |ck        |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |     (01)|     |         |          |          | (02)| (02)|          |          |      (03)|          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
|          |         |     |         |          |          |     |     |          |          |          |          |    |          |
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Explanation of Responses:











**Intentional misstatements or omissions of facts constitute Federal                    /s/Attorney-In-Fact              02/12/1999
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                          Halker, Gary P.                           Church & Dwight Co., Inc.              12/31/1998 PAGE:  4 OF  4